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                                                                    Exhibit 10.1

                           University of Pennsylvania

                     Amended and Restated License Agreement

This Amended and Restated License Agreement (this "Agreement") is between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation ("Penn"), and Neose Technologies, Inc., a Delaware corporation and successor to Paromel Corp. ("Company"). This will become effective as of February 27, 2003 (the "Effective Date").

                                   BACKGROUND

Penn and Company are parties to a License Agreement dated August 28, 1990, as amended April 14, 1995 (the "Prior License Agreement") with respect to certain intellectual property developed by Dr. Stephen Roth relating to the synthesis of saccharides and oligosaccharides using enzymatic techniques, and with the design and synthesis of commodity and therapeutic compositions and methods employing saccharides and oligosaccharides prepared through enzymatic techniques, and patents relating to such intellectual property.

Contemporaneously with the entry into the Prior License Agreement, Penn and Company also entered into a Sponsored Research Agreement and a Stock Purchase Agreement (the "Stock Purchase Agreement"), under which there are no obligations remaining to be performed by either party.

Penn and Company desire to amend and restate the Prior License Agreement as hereinafter set forth, and Penn has determined that this Agreement is in the best interest of Penn and is consistent with its educational and research missions and goal.

In consideration of the mutual obligations contained in this Agreement, and intending to be legally bound, the parties agree as follows:

1.       LICENSE

         1.1 License Grant. Penn grants to Company an exclusive, world-wide license (the "License") to make, have made, use, import, sell and offer for sale Licensed Products in the Field of Use during the Term (as such terms may be defined in Sections 1.2 and 6.1). The License includes the right to sublicense as permitted by this Agreement. No other rights or licenses are granted by Penn.

         1.2 Related Definitions. The term "Licensed Products" means products that are made, made for, used, imported, sold or offered for sale by Company or its Affiliates or sublicensees and that either (i) in the absence of this Agreement, would infringe at least one claim of the Penn Patent Rights or (ii) use a process or apparatus covered by a claim of Penn Patent Rights. The term "Penn Patent Rights" means all patent rights represented by or issuing from: (a) the United States patent applications listed in Exhibit A; (b) any continuation, divisional and re-issue applications and continuation-in-part applications of
(a); and (c) any foreign counterparts and extensions of (a) or (b). The term "Affiliate" means a legal entity that is controlling, controlled by or under common control with Company and that has executed either this Agreement or a written Joinder Agreement agreeing

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to be bound by all of the terms and conditions of this Agreement. For purposes of this Section 1.2, the word "control" means (x) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of a legal entity, (y) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of a legal entity. The term "Field of Use" means the biochemical field of saccharide and oligosaccharide synthesis (including, but not limited to, saccharide and oligosaccharide conjugates of any lipid, glycolipid, protein, glycoprotein or related composition) employing enzymatic techniques, as well as oligosaccharide and polysaccharide/cell receptor interaction.

         1.3 Reservation of Rights by Penn. Penn reserves the right to use, and to permit other non-commercial entities to use, the Penn Patent Rights for educational and research purposes.

         1.4 U.S. Government Rights. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.

         1.5 Sublicense Conditions. The Company's right to sublicense granted by Penn under the License is subject to each of the following conditions:

             (a) Company will require the sublicensee to comply with the terms and conditions of this Agreement.

             (b) Within thirty (30) days after Company enters into a sublicense agreement, Company will deliver to Penn a complete and accurate copy of the entire sublicense agreement written in the English language. Penn's receipt of the sublicense agreement, however, will constitute neither an approval of the sublicense nor a waiver of any right of Penn or obligation of Company under this Agreement.

             (c) In the event that Company causes or experiences a Trigger Event (as defined in Section 6.4), all payments due to Company from its Affiliates or sublicensees under the sublicense agreement will, upon notice from Penn to such Affiliate or sublicensee, become payable directly to Penn for the account of Company. Upon receipt of any such funds, Penn will remit to Company the amount by which such payments exceed the amounts owed by Company to Penn.

             (d) Company's execution of a sublicense agreement will not relieve Company of any of its obligations under this Agreement.

2.       DILIGENCE

         2.1 Company's Efforts. Company will use commercially reasonable efforts to develop, commercialize, market and sell Licensed Products. Within sixty (60) days after the Effective Date and on each December 1 thereafter, Company must provide Penn with a written progress report, setting forth in reasonable detail the progress of the development, evaluation, testing and commercialization of each Licensed Product ("Developmental Progress Report"). Company shall also notify Penn within thirty (30) days of the first commercial Sale by the Company, an Affiliate, or

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any sublicensee of each Licensed Product. The Developmental Progress Report will include at a minimum the information listed in Exhibit C.

3        FEES AND ROYALTIES

         3.1 Issuance of Shares and Payment under Prior License Agreement. Upon execution of the Prior License Agreement, Company issued to Penn certain shares of Common Stock of Company pursuant to the Stock Purchase Agreement. Penn and Company agree that no amounts are payable by Company to Penn under the Prior License Agreement in respect of the period prior to the Effective Date.

         3.2 Earned Royalties. In partial consideration of the License, Company will pay to Penn a royalty of three percent (3%) of Net Sales during each Quarter, commencing with the Quarter ending March 31, 2003. The term "Quarter" means each three-month period beginning on January 1, April 1, July 1 and October 1. The term "Net Sales" means the amount received by Company from each sale of Licensed Product ("Sale"), less Qualifying Costs directly attributable to a Sale and borne by Company or its Affiliates or sublicensees. The term "Qualifying Costs" means: (a) customary discounts in the trade for quantity purchased, prompt payment or wholesalers and distributors; (b) credits or refunds for claims or returns that do not exceed the original invoice amount;
(c) transportation and insurance charges paid by the seller; and (d) sales, use, excise, value-added and other taxes and other fees imposed by a governmental agency measured by Sales.

         3.3 Stacking Protection. If (a) Company becomes obligated to pay royalties to third parties for technology necessary to develop or manufacture a Licensed Product and (b) the aggregate royalty rate owed by Company to all parties (including Penn) to develop and manufacture a Licensed Product exceeds ten percent (10%), then the royalty rate applicable to Penn under Section 3.2 for such Licensed Product will be reduced to the stacked royalty calculated by the following formula:

             SR = A(10/A+B)

             Where:
             SR = Stacked Royalty payable to Penn
             A = royalty rate payable to Penn before reduction
             B = sum of royalty rates owed by Company, before stacking, to all third parties

In no event, however, will the royalty rate applicable to Penn under Section 3.2 for a Licensed Product be reduced to less than one and three-quarters percent (1.75%). A reduction of the royalty rate in Section 3.2 for one Licensed Product will not affect the royalty rate for another Licensed Product.

         3.4 Sublicense Fees. In partial consideration of the License, Company will pay to Penn a sublicense fee of five percent (5%) of all payments and the fair value of all other consideration of any kind received by Company each Quarter, commencing with the Quarter ending March 31, 2003 from sublicensees of the Penn Patent Rights during the Quarter, other than: (a) royalties paid to Company by a sublicensee based upon sales or net sales by the sublicensee; (b) equity investments in Company by a sublicensee up to the amount of the fair market value of the equity purchased on the date of the investment; (c) loan proceeds paid to Company by a sublicensee in an arms length,

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full recourse debt financing; (d) funding paid to Company for future internal research and development; and (e) funding paid to Company for clinical testing.

         3.5 Renegotiation Fee. In partial consideration of the execution and delivery of this Agreement, Company will pay to Penn a one-time, non-refundable, non-creditable renegotiation fee of $100,000, payable in four equal installments, as follows:

             $25,000_____ on February 28, 2003
             $25,000_____ on March 31, 2003
             $25,000_____ on April 30, 2003
             $25,000_____ on May 31, 2003

4        REPORTS AND PAYMENTS

         4.1 Royalty Reports. Within forty-five (45) days after the end of each Quarter, Company will deliver to Penn a report, certified by the chief financial officer of Company, detailing the calculation of all royalties and fees due to Penn for such Quarter. The report will include, at a minimum: (a) the number of Licensed Products involved in Sales, listed by product, by country; (b) gross consideration invoiced, billed or received by Company, its Affiliates, or sublicensees for Sales in the Quarter; (c) Qualifying Costs, listed by category of cost; (d) Net Sales, listed by product, by country; (e) sublicense fees and other consideration received by Company from sublicensees, listed by product, by country; and (f) royalties and fees owed to Penn, listed by category, by product, by country.

         4.2 Payments. Company will pay all royalties and fees due to Penn under
Article 3 within forty-five (45) days after the end of the Quarter in which the royalties or fees accrue.

         4.3 Records. Company will maintain complete and accurate books and records to verify Sales, Net Sales, and all of the royalties, fees, and other payments due under this Agreement, and Company will use its best efforts to require its sublicensees to do likewise. The Company's records for each Quarter will be maintained for at least four (4) years after submission of the applicable report required under Section 4.1.

         4.4 Audit Rights. Upon reasonable prior written notice to Company, Company will provide Penn and a firm of independent certified public accountants reasonably satisfactory to Company, which is selected and paid for by Penn, with access to all of the books and records required to be maintained by Company under Section 4.3 to conduct a review or audit of Sales, Net Sales, and all of the royalties, fees, and other payments payable under this Agreement solely for the purpose of determining the correctness of any payments made and information as to payments due for any period in which Company has failed to report or to make payment pursuant to the terms of this Agreement. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate Penn's review or audit without unreasonable disruption to Company's business; and (c) no more than once each calendar year during the Term and for a period of three (3) years thereafter. Company will promptly pay to Penn the amount of any underpayment determined by the review or audit plus accrued interest. If the review or audit determines that Company has underpaid any royalty payment by five percent (5%) or more, then Company will also promptly pay the out-of-pocket costs and expenses of Penn in connection with the review or audit.

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         4.5 Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments will be made in United States dollars. If Company receives payment from a third party in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the last business day of the Quarter in which the payment was received by Company, and (b) the conversion computation will be documented by Company in the applicable report delivered to Penn under Section 4.1.

         4.6 Place of Payment. All payments by Company are payable to "The Trustees of the University of Pennsylvania" and will be made to the following addresses:

             By Electronic Transfer:       By Check:

             Mellon Bank East              The Trustees of the University of
                                           Pennsylvania
             ABA #031000037                c/o Center for Technology Transfer
             Account Number: 2945020       P.O. Box 7777-W3850
             c/o:  CTT / T. Dunn           Philadelphia, PA 19175-3850

         4.7 Interest. All amounts that are not paid by Company when due will accrue interest from the date due until paid at the prevailing prime rate in the United States, compounded daily.

5        CONFIDENTIALITY AND USE OF PENN'S NAME

         5.1 Mutual Obligations. In connection with this Agreement, the parties may find it mutually beneficial to disclose to each other certain information that the furnishing party considers confidential and proprietary. The term "Confidential Information" includes all technical information, inventions, developments, discoveries, business information, software, know-how, methods, techniques, formulae, data, processes, and other proprietary ideas, whether or not patentable, that is received from the other party, identified by the providing party as confidential or proprietary at the time of delivery or other communication. The confidential information should be in writing and marked confidential or, if oral, should be reduced to writing within 30 days after the initial disclosure and marked confidential. During the Term and for a period of five (5) years thereafter, each party will maintain in confidence and not disclose to any third party any Confidential Information and will use the Confidential Information only for the purposes of this Agreement. A party receiving Confidential Information will be deemed to have discharged its obligations under this Section 5.1 if it: (a) restricts disclosure of the Confidential Information solely to those if its employees and agents with a need to know the Confidential Information; (b) provides the Confidential Information to such employees and agents only after advising them of the obligations of confidentiality and restrictions on use under this Agreement; (c) uses and requires its employees and agents to use the same degree of care to protect the Confidential Information as is used with the receiving party's confidential information; (d) uses the Confidential Information only for the purposes of this Agreement or a sublicense granted under this Agreement; and (e) secures prior, written approval from the furnishing party before the Confidential Information is disclosed to others.

         5.2 General Exceptions. The obligations under Section 5.1 will not apply to: (a) information that is known to the receiving party prior to the time of disclosure or independently developed by the receiving party, in each case, to the extent shown by credible evidence; (b) information that is disclosed to the receiving party by a third party that has the right to make such

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disclosure; (c) information that becomes patented, published or otherwise part of the public domain through no fault of the receiving party; or (d) information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction, provided that the party required to make such disclosure provides prompt notice thereof to the other party and cooperates with the reasonable efforts of the other party to limit the required disclosure and/or to obtain confidential treatment of such information.

         5.3 Penn Exception. Penn shall have no obligation to accept Confidential Information from Company, except for the reports required by Sections 4.1 and 6.6. Penn, acting through its Center for Technology Transfer and finance offices, will use reasonable efforts not to disclose to any third party outside of Penn any Confidential Information of Company contained in those reports, subject to the exceptions contained in Section 5.2(a)-(d) above.

         5.4 Use of Penn's Name. Company and its Affiliates, sublicensees, employees, and agents may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn.

6        TERM AND TERMINATION

         6.1 Term. This Agreement will commence on Effective Date and terminate upon the expiration or abandonment of the last patent to expire or become abandoned of the Penn Patent Rights (the "Term").

         6.2 Early Termination by Company. Company may terminate this Agreement at any time upon sixty (60) days prior written notice to Penn after completing each of the following: (a) ceasing to make, have made, use, import, sell and offer for sale all Licensed Products; (b) terminating all sublicenses and causing all Affiliates and sublicensees to cease making, having made, using, importing, selling and offering for sale all Licensed Products; and (c) paying all amounts owed to Penn under this Agreement through the date of termination.

         6.3 Early Termination by Penn. Penn may terminate this Agreement if:
(a) Company is more than sixty (60) days late in paying to Penn any amounts owed under this Agreement and does not immediately pay Penn in full upon demand; (b) Company breaches this Agreement and does not cure the breach within sixty (60) days after written notice of the breach; or (c) Company experiences a Trigger Event.

         6.4 Trigger Event. The term "Trigger Event" means if Company becomes insolvent or is adjudicated insolvent or bankrupt.

         6.5 Effect of Termination. Upon the termination of this Agreement for any reason: (a) the License terminates; (b) Company and all its Affiliates and sublicensees will cease all making, having made, using, importing, selling and offering for sale all Licensed Products, except to extent permitted by Section 6.6; (c) Company will pay to Penn all amounts owed to Penn through the date of termination under this Agreement; (d) Company will, at Penn's request, return to Penn all Confidential Information provided by Penn to Company during the Term and copies of all scientific and technical information, technology and know-how within the Field of Use provided by Penn to Company during the Term; and (e) in the case of termination under Section 6.3, all duties of Penn

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and all rights (but not duties) of Company under this Agreement immediately terminate without further action required by either Penn or Company.

         6.6 Inventory and Sell Off. Upon the termination of this Agreement for any reason, Company will cause physical inventories to be taken immediately of:
(a) all completed Licensed Products on hand under the control of Company or its Affiliates or sublicensees; and (b) such Licensed Products as are in the process of manufacture and any component parts on the date of termination of this Agreement. Company will deliver promptly to Penn a copy of the written inventory, certified by an officer of the Company. Penn will have forty-five
(45) days after receipt of the report to challenge the report and request an audit under Section 4.4. Upon termination of this Agreement for any reason, Company will promptly remove, efface or destroy all references to Penn from any advertising, labels, web sites or other materials used in the promotion of the business of Company or its Affiliates or sublicensees, and Company and its Affiliates and sublicensees will not represent in any manner that it has rights in or to the Penn Patent Rights or the Licensed Products. Upon the termination of this Agreement for any reason other than pursuant to Section 6.3(a) or (c), Company may sell off its inventory of Licensed Products existing on the date of termination for a period of six (6) months and pay Penn royalties on Sales of such inventory within thirty (30) days following the expiration of such six (6) month period.

         6.7 Survival. Company's obligation to pay all amounts owed to Penn under this Agreement will survive the termination of this Agreement for any reason. Section 13.10 and Articles 4, 5, 6, 9, 10, and 11 will survive the termination of this Agreement for any reason in accordance with their respective terms.

7        PATENT MAINTENANCE AND REIMBURSEMENT

         7.1 Patent Maintenance. Penn controls the preparation, prosecution and maintenance of the Penn Patent Rights and the selection of patent counsel, with input from Company. If, however, Company desires to manage the preparation, prosecution and maintenance of the Penn Patent Rights with input from Penn, then Company and Penn will enter into with patent counsel a Client and Billing Agreement in the form attached as Exhibit B.

         7.2 Patent Reimbursement. Penn acknowledges that Company reimbursed Penn for all historically accrued attorneys fees, expenses, official fees and all other charges accumulated prior to August 28, 1990 (the effective date of the Prior License Agreement) and that Company has timely reimbursed Penn for all documented attorneys fees, expenses, official fees and all other charges incident to the preparation, prosecution and maintenance of the Penn Patent Rights payable through the Effective Date or that Company paid for such fees and charges directly. Thereafter, Company will reimburse Penn for all documented attorneys fees, expenses, official fees and all other charges incurred incident to the preparation, prosecution and maintenance of the Penn Patent Rights, in each case, within thirty (30) days after Company's receipt of invoices for such fees, expenses, and charges or in accordance with Section 7.1, Company will pay for such fees and other charges directly under a Client and Billing Agreement.

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8        INFRINGEMENT

         8.1 Notice. Company and Penn will notify each other promptly of any infringement of the Penn Patent Rights that may come to their attention. Company and Penn will consult each other in a timely manner concerning any appropriate response to the infringement.

         8.2 Prosecution. Company may prosecute any infringement of the Penn Patent Rights at Company's expense. Company must not settle or compromise any such litigation in a manner that imposes any obligations or restrictions on Penn or grants any rights to the Penn Patent Rights without Penn's prior written permission. Financial recoveries from any such litigation will be: (a) first, applied to reimburse Company for its litigation expenditures; and (b) second, as to any remainder, retained by Company, but treated as Net Sales for the purpose of determining the royalties due to Penn under Section 3.6.

         8.3 Intervention. Penn reserves the right to intervene at Penn's expense and join Company in any litigation under Section 8.2. If Penn elects to participate in any such litigation, then, in lieu of the division of recoveries specified in Section 8.2, financial recoveries from any such litigation will be shared between Company and Penn in proportion with their respective shares of the aggregate litigation expenditures by Company and Penn.

         8.4 Penn Prosecution. If Company does not prosecute any infringement of the Penn Patent Rights, then Penn may elect to prosecute such infringement at Penn's expense. If Penn elects to prosecute such infringement, then financial recoveries will retained by Penn in their entirety.

         8.5 Cooperation. In any litigation under this Article 8, either party, at the request and expense of the other party, will cooperate to the fullest extent reasonably possible. This Section 8.5 will not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party, except as may be required by lawful process of a court of competent jurisdiction.

9        WARRANTIES AND DISCLAIMER

         9.1 Warranties. PENN warrants and represents that as of the date of this Agreement it is the owner of the Penn Patent Rights listed on Exhibit A and has the right to grant the licenses granted hereunder under the terms and conditions of this Agreement.

         9.2 Disclaimer. THE PENN PATENT RIGHTS, LICENSED PRODUCTS AND ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN "AS IS" BASIS. PENN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE.

10.      LIMITATION OF LIABILITY

         10.1 Limitation of Liability. PENN WILL NOT BE LIABLE TO COMPANY, ITS AFFILIATES OR SUBLICENSEES, ITS SUCCESORS OR ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM: ARISING FROM COMPANY'S USE OF THE PENN

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PATENT RIGHTS, LICENSED PRODUCTS OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS
AGREEMENT; ARISING FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS; OR FOR LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

11.      INDEMNIFICATION

         11.1 Indemnfication. Company will defend, indemnify, and hold harmless Penn, and its trustees, officers, faculty, agents, employees and students (each, an "Indemnified Party") from and against any and all liability, loss, damage, action, claim, or expense suffered or incurred by the Indemnified Parties, including attorneys' fees and expenses (collectively, "Liabilities"), arising out of or resulting from the distribution by Company, its Affiliates or sublicensees of any Licensed Products, including, without limitation, product liability actions, provided that Penn notifies Company in writing of the claim and Company is entitled to control the defense and settlement of the claim.

         11.2 Other Provisions. Company will not settle or compromise any claim or action giving rise to Liabilities in any manner that imposes any restrictions or obligations on Penn without Penn's prior written consent. If Company fails or declines to assume the defense of any claim or action within thirty (30) days after notice of the claim or action, then Penn may assume the defense of such claim or action for the account and at the risk of Company, and any Liabilities related to such claim or action will be conclusively deemed a liability of Company. The indemnification rights of the Indemnified Parties under this
Article 11 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

12.      INSURANCE

         12.1 Coverages. Company will procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of Company's performance under this Agreement: (a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate; and (b) prior to the commencement by Company of human clinical trials involving Licensed Products, clinical trials coverage in a minimum amount of $5,000,000 combined single limit per occurrence and in the aggregate; and (c) prior to the sale by Company of the first Licensed Product approved for human use, product liability coverage, in a minimum amount of $5,000,000 combined single limit per occurrence and in the aggregate. Penn may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 12.1, and Penn reserves the right to require Company to reasonably adjust the limits of such coverage. The required minimum amounts of insurance do not constitute a limitation on Company's liability or indemnification obligations to Penn under this Agreement.

         12.2 Other Requirements. The policies of insurance required by Section
12.1 will be issued by an insurance carrier with an A.M. Best rating of "A" or better and will name Penn as an additional insured with respect to Company's performance under this Agreement. Company will provide Penn with insurance certificates evidencing the required coverage within thirty (30) days after the commencement of each policy period and any renewal periods. Each certificate will

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provide that the insurance carrier will notify Penn in writing at least thirty
(30) days prior to the cancellation or material change in coverage.

13.      ADDITIONAL PROVISIONS

         13.1 Independent Contractors. The parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties. At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party.

         13.2 No Discrimination. Neither Penn nor Company will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

         13.3 Compliance with Laws. Company must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. For example, Company will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Company that Company will not export data or commodities to certain foreign countries without prior approval of the agency. Penn does not represent that no license is required, or that, if required, the license will issue.

         13.4 Modification, Waiver and Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party. Any waiver must be express and in writing. No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

         13.5 Assignment. Company may not assign this Agreement or any part of it, either directly or by merger or operation of law, except to a purchaser of Company's business relating to the subject matter of this Agreement or with the prior written consent of Penn. Penn will not unreasonably withhold or delay its consent, provided that: (a) at least thirty (30) days before the proposed transaction, Company gives Penn written notice and such background information as may be reasonably necessary to enable Penn to give an informed consent; (b) the assignee agrees in writing to be legally bound by this Agreement; and (c) the assignee agrees to deliver to Penn an updated Development Plan within forty-five (45) days after the closing of the proposed transaction. Any permitted assignment will not relieve Company of responsibility for performance of any obligation of Company that has accrued at the time of the assignment. Any prohibited assignment will be null and void.

         13.6 Notices. Any notice or other required communication (each, a "Notice") must be in writing, addressed to the party's respective Notice Address listed on the signature page, and delivered: (a) personally; (b) by certified mail, postage prepaid, return receipt requested; (c) by recognized overnight courier service, charges prepaid; or (d) by facsimile. A Notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such Notice is sent by certified mail, postage prepaid, return receipt requested.

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         13.7  Severability and Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the parties' original intent.

         13.8 Headings and Counterparts. The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, all of which taken together will constitute the same instrument.

         13.9 Governing Law. This Agreement will be governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of law provisions of any jurisdiction.

         13.10 Dispute Resolution. If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the parties are unable to resolve the dispute amicably, then the parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania with respect to all disputes arising under this Agreement.

         13.11 Integration. This Agreement with its Exhibits contains the entire agreement between the parties with respect to the Penn Patent Rights and the License and supersede all other oral or written representations, statements, or agreements with respect to such subject matter, including but not limited to the Prior License Agreement.

Each party has caused this Agreement to be executed by its duly authorized representative.

THE TRUSTEES OF THE                            NEOSE TECHNOLOGIES, INC.
UNIVERSITY OF PENNSYLVANIA

By:    /s/ Louis P. Berneman                   By:    /s/ C. Boyd Clarke
     ---------------------------------------       -----------------------------
Name:    Louis P. Berneman                     Name:  C. Boyd Clarke
Title:   Managing Director,                    Title: President and CEO
         Center for Technology Transfer

Address:     University of Pennsylvania        Address:   102 Witmer Road
             Center for Technology Transfer               Horsham, PA 19063
             3160 Chestnut Street, Suite 200              Attn:  General Counsel
             Philadelphia, PA 19104-6283
             Attention:  Managing Director

Required copy to: University of Pennsylvania
                  Office of General Counsel
                  133 South 36/th/ Street, Suite 300
                  Philadelphia, PA 19104-3246
                  Attention:  General Counsel

                                    Exhibit A

                               Penn Patent Rights

U.S. Patent No. 5,180,674, entitled "Saccharide Compositions, Methods and Apparatus for their Synthesis," issued January 19, 1993.

U.S. Patent No. 5,288,637, entitled "Apparatus for the Synthesis of Saccharide Compositions," issued February 22, 1994.

U.S. Patent No. 5,583,042, entitled "Apparatus for the Synthesis of Saccharide Compositions," issued December 10, 1996.

U.S. Patent No. 5,874,261, entitled "Method for the Purification of Glycosyltransferases," issued February 23, 1999.

U.S. Patent No. 6,156,547, entitled "Apparatus for the Synthesis of Saccharide Compositions," issued December 5, 2000.

U.S. Patent No. 6,331,418, entitled "Saccharide Compositions, Methods and Apparatus for Their Synthesis," issued December 18, 2001.

U.S. Patent No. 6,518,051, entitled "Saccharide Compositions, Methods and Apparatus for Their Synthesis," issued February 11, 2003.

                                    Exhibit B

                          Client and Billing Agreement

The Trustees of the University of Pennsylvania ("Penn"), a Pennsylvania non-profit corporation doing business at 3160 Chestnut Street, Suite 200, Philadelphia, PA 19104-6283; and ______ ("Company"), a corporation doing business at __________________________________________, have entered into a
License Agreement with respect to certain inventions which are the subject of the patent applications and patents listed in Appendix A hereto, including any continuations, divisions, extensions thereof, and any foreign counterpart patents, applications, or registrations ("Patent Rights");

Penn has retained the services of _______________ ("Law Firm"), with offices at ______________, to prepare, file and prosecute the pending patent applications constituting the Patent Rights and to maintain the patents that issue thereon;

Penn, Company and Law Firm, intending to formalize their business relationships, agree as follows:

1.   Penn is the owner of the Patent Rights

2.   Company is the licensee of Penn's interest in the Patent Rights.

3. Penn shall maintain an attorney-client relationship with Law Firm in furtherance of efforts to secure and maintain the Patent Rights.

4. Law Firm will interact directly with Company on all patent prosecution and patent maintenance matters related to the Patent Rights and will copy Penn on all correspondence related thereto. Company and Law Firm agree to use all reasonable efforts to notify Penn in writing at least thirty (30) days prior to the due date or deadline for any action which could adversely affect the pending status of any patent application within the Patent Rights, the maintenance of any granted patent within the Patent Rights, Penn's right to file any continuing application or foreign counterpart application based on the Patent Rights, or the breadth of any claim within the Patent Rights. In any case, Company shall give Penn written notice of any final decision regarding the action to be taken or not to be taken on such matters prior to instructing Law Firm to implement the decision. Penn reserves the right to countermand any instruction given by Company to Law Firm.

5. Law Firm's legal services relating to the Patent Rights will be performed on behalf of Penn. Law Firm shall invoice Company directly for all work relating to the filing, prosecution and maintenance of the Patent Rights and shall provide copies of all invoices to Penn. Company is responsible for the payment of all charges and fees so invoiced by Law Firm. Company will pay invoices directly to Law Firm and copy Penn on each payment.

6. To clarify each party's position with regard to prosecution and maintenance of the Patent Rights, either Penn or Company will notify Law Firm in writing of all decisions to authorize the performance of any desired service(s), which shall be subject to Penn's right to countermand, as provided in paragraph 4, above. In the event Penn countermands any decision or instruction of Company, such countermand shall be promptly communicated in writing to Law Firm.

7. This agreement represents the complete understanding of each of the undersigned parties as to the client and billing arrangements defined herein. Additions or deletions of dockets identified in Appendix A will become effective only by written addendum to Appendix A. All such additions or deletions of individual patents or applications filed in the US, or as foreign counterparts thereof are considered to be within the terms of this client and billing agreement.

8. Notices and copies of all correspondence relating to the Patent Rights should be sent to the following:

         To PENN:                                       To COMPANY:

         Center for Technology Transfer
         University of Pennsylvania
         3160 Chestnut Street, Suite 200
         Philadelphia, PA  19104-6283
         Attn:  Director, Intellectual Property

         To Law Firm:

ACCEPTED AND AGREED TO:

THE TRUSTEES OF THE                           COMPANY
UNIVERSITY OF PENNSYLVANIA

By: ___________________________               By: ______________________________

Name:__________________________               Name:_____________________________

Title:_________________________               Title:____________________________

Date:__________________________               Date:_____________________________



LAW FIRM

By: ___________________________

Name:__________________________

Title:_________________________

Date:__________________________

                                   Appendix A

                          COMPANY LICENSED TECHNOLOGIES

PENN      10    Title                                 11    Patent Numbers
Docket
Number

                                    Exhibit C

                           Development Progress Report

Development Progress Report setting forth the current stage of development of Licensed Products, shall include, without limitation:

                           1. Date of Development Progress Report and time covered by such report.

                           2. Major activities and accomplishments relating to Licensed Products which were completed by Company, an Affiliate, or any sublicensee since the last Development Progress Report.

                           3. Significant research and development projects covered by the Penn Patent Rights currently being performed by Company, an Affiliate, or any sublicensee and projected dates of completion.

                           4. Identity of development activities covered by the Penn Patent Rights that are proposed to be undertaken by Company, an Affiliate, or any sublicense during the next reporting period.

                           5. Copies of all reports made available to shareholders during the reporting period, including 10K and 10Q filings made to the United States Securities and Exchange Commission, which shall be provided by reference to the Company's website where they are available as soon as practicable after issuance (www.neose.com).